Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of AXIL Brands, Inc. and Subsidiary of our report dated August 15, 2024 on the consolidated financial statements of AXIL Brands, Inc., for the years ended May 31, 2024 and 2023, included in form 10-K filed on August 15, 2024.

/s/ Salberg & Company, P.A.

SALBERG & COMPANY, P.A.

Boca Raton, Florida

October 10, 2024